EXHIBIT 23.1


                       CONSENT OF COOPERS & LYBRAND


We consent to the incorporation by reference in the registration statements of Tredegar Industries, Inc. on Form S-3 (File No. 33-57268) and on Forms S-8 (File No. 33-29582, File No. 33-31047, File No. 33-47800 and File No. 33-
50276) of our report dated January 17, 1994 (except for the information presented in Note 2, for which the date is February 4, 1994), on our audits of the consolidated financial statements of Tredegar Industries, Inc. and Subsidiaries as of December 31, 1993 and 1992, and for each of the three years in the period ended December 31, 1993, which report appears on page 27 of the 1993 Annual Report to Shareholders of Tredegar Industries, Inc. and our report dated January 17, 1994 on the financial statement schedules, which report appears on page S-2 of this Form 10-K.



                                   COOPERS & LYBRAND


Richmond, Virginia
March 11, 1994